UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 31, 2007

(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52014	77-0451738
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

408 E. Plumeria Drive, San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers.

On July 31 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Techwell, Inc. (the “Company”) approved and authorized the Company to enter into amendments to the existing change in control arrangements between the Company and each of Dr. Feng Kuo, the Company’s Chief Technical Officer, and David Nam, the Company’s Vice President of Sales and Marketing.  The prior change in control arrangements with each of Dr. Kuo and Mr. Nam provided for the payment of six months of such individual’s base salary and the acceleration of fifty percent (50%) of such individual’s then remaining unvested options or restricted shares if such individual is terminated without cause (to be defined in the agreement) or as a result of constructive termination (to be defined in the agreement) following a change in control of the Company.  The amendments to the change in control agreements will provide for the payment of 12 months of such individual’s base salary and full acceleration of any unvested options or restricted shares if such individual is terminated without cause (to be defined in the agreement) or as a result of constructive termination (to be defined in the agreement) following a change in control of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2007

TECHWELL, INC.

By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and
Administration and Chief Financial
Officer

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